Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074
TEL	804 • 788 • 8200
FAX	804 • 788 • 8218
FILE NO: 56980.000015

November 17, 2015

Weight Watchers International, Inc.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Registration Statement on Form S-8

Weight Watchers International, Inc. Consultant Stock Option Agreement

Ladies and Gentlemen:

We have acted as special Virginia counsel to Weight Watchers International, Inc., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 3,513,468 shares of the Company’s common stock (the “Shares”), no par value per share, issuable pursuant to the Company’s Term Sheet and Terms and Conditions for Consultant Stock Option Awards (the “Option Agreement”), as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of signatures not witnessed by us.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO   TOKYO  WASHINGTON

www.hunton.com

Weight Watchers International, Inc.

November 17, 2015

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Option Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might arise hereafter or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP